EXHIBIT 99.1

Educational Development Corporation Announces Record Third Quarter Fiscal 2010 Results

TULSA, Okla., Jan. 14, 2010 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the third quarter and first nine months of fiscal 2010, ended November 30, 2009.

Results

EDUC reports record sales and earnings for the quarter ended November 30, 2009 with net revenue of $10,016,400 compared to $9,388,200 and net earnings of $925,100 compared to $649,500 for the same period last year.

The Publishing Division continues to experience a record year for sales to retail outlets, with July sales the largest single sales month in our history and another near-record month in September. Net revenues for this division increased $1,100,000 during the nine month period ending November 30, 2009 when compared with the same nine-month period a year ago. We attribute this to a 38% increase in sales to major national accounts and 21% increase for independent retailers and specialized markets.

The Home Business Division, after incurring an 18% decline in revenue during the first six months, made a terrific recovery in the third quarter to nearly equal the sales in the same period last year.

The combination of the improved results in the two divisions was responsible for the record results for the Company.

                 EDUCATIONAL DEVELOPMENT CORPORATION
                        SELECTED FINANCIAL DATA

                       Three Months Ended        Nine Months Ended
                          November 30,              November 30,
                       2009         2008         2009        2008
                       ----         ----         ----        ----

 NET REVENUES       $10,016,400  $ 9,388,200  $22,412,900  $23,130,500
                    -----------  -----------  -----------  -----------
 EARNINGS BEFORE
  INCOME TAXES      $ 1,483,200  $ 1,044,800  $ 2,508,400  $ 2,333,400
 INCOME TAXES           558,100      395,300      942,500      881,200
 NET EARNINGS       $   925,100  $   649,500  $ 1,565,900  $ 1,452,200
                    -----------  -----------  -----------  -----------
 BASIC AND DILUTED
  EARNINGS PER
  SHARE:
  Basic             $      0.24  $      0.17  $      0.41  $      0.38
                    -----------  -----------  -----------  -----------
  Diluted           $      0.24  $      0.17  $      0.41  $      0.38
                    -----------  -----------  -----------  -----------
 WEIGHTED AVERAGE
  SHARES:
  Basic               3,872,134    3,820,864    3,861,001    3,784,163
                    -----------  -----------  -----------  -----------
  Diluted             3,873,296    3,821,860    3,862,104    3,785,317
                    -----------  -----------  -----------  -----------

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522